EXHIBIT 23.3

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

January 14, 2014

Barclays Bank PLC
1 Churchill Place
London E14 5HP
England

Ladies and Gentlemen:

Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3ASR (File No. 333-190038) in order to register under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Global Medium-Term Notes, Series A (the “Notes”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in a pricing supplement relating to the offer and sale of any particular Notes prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP